REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Physicians Resource Group, Inc.:

     We have audited the accompanying balance sheet of West Suburban Eye Associates, Ltd. as of December 31, 1996, and the related statements of earnings, owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Suburban Eye Associates, Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                        ARTHUR ANDERSEN LLP



Dallas, Texas,
  February 26, 1997

                 WEST SUBURBAN EYE ASSOCIATES, LTD.

                         BALANCE SHEET

                                                        December 31,
               ASSETS                                      1996
                                                        -----------
CURRENT ASSETS:
     Cash and cash equivalents                          $    1,616
     Accounts receivable, net of allowance for
       doubtful accounts of $32,016                        171,025
     Inventories                                             6,614
                                                        ----------
                    Total current assets                   179,255


PROPERTY AND EQUIPMENT, net                                 56,280

OTHER NONCURRENT ASSETS                                     14,667
                                                        ----------
                    Total assets                        $  250,202
                                                        ==========

     LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt                   $  41,526
     Accounts payable and accrued expenses                  16,550
     Accrued salaries and benefits                          39,563
                                                         ---------
                    Total current liabilities               97,639


LONG-TERM DEBT, net of current portion                      64,619
                                                         ---------
                    Total liabilities                      162,258


OWNERS' EQUITY                                              87,944
                                                         ---------
                    Total liabilities and owners' equity $ 250,202
                                                         =========

The accompanying notes are an integral part of this financial statement.

               WEST SUBURBAN EYE ASSOCIATES, LTD.

                    STATEMENT OF EARNINGS

                                                       Year Ended
                                                      December 31,
                                                          1996
                                                      -----------
REVENUES:
     Medical service revenues, net                     $1,693,066
     Other revenue                                         10,246
                                                      -----------
                    Total revenue                       1,703,312

COSTS AND EXPENSES:
     Compensation to physician owners                     958,974
     Salaries, wages, and benefits                        327,501
     Pharmaceuticals and supplies                          81,469
     General and administrative expenses                  347,801
     Depreciation and amortization                         24,490
     Interest expense                                      10,930
     Other expense                                          6,612
                                                        ---------
                    Total costs and expenses            1,757,777
                                                        ---------
                    Net loss                           $  (54,465)
                                                        =========

SUPPLEMENTAL DISCLOSURE:
     Combined compensation to and net
          earnings of the physician owners             $  904,509
                                                        =========


The accompanying notes are an integral part of this financial statement.

               WEST SUBURBAN EYE ASSOCIATES, LTD.

                  STATEMENT OF OWNERS' EQUITY

             FOR THE YEAR ENDED DECEMBER 31, 1996


BALANCE, December 31, 1995                              $142,409
     Net loss                                            (54,465)
                                                        --------
BALANCE, December 31, 1996                              $ 87,944
                                                        ========



The accompanying notes are an integral part of this financial statement.

               WEST SUBURBAN EYE ASSOCIATES, LTD.

                    STATEMENT OF CASH FLOWS


                                                       Year Ended
                                                      December 31,
                                                          1996
                                                      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                          $(54,465)
     Adjustments to reconcile net loss to net cash
       provided by operating activities-
         Depreciation and amortization                   24,490
         Changes in assets and liabilities-
           (Increase) decrease in-
             Accounts receivable, net                    28,990
             Inventories                                  2,097
            Increase (decrease) in-
              Accounts payable and accrued expenses      (1,171)
              Accrued salaries and benefits               1,708
                                                        -------
               Net cash provided by operating activities  1,649
                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                (11,602)
                                                        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of debt                                    (34,855)
                                                        -------

NET DECREASE IN CASH AND CASH EQUIVALENTS               (44,808)
CASH AND CASH EQUIVALENTS, beginning of year             46,424
                                                        -------
CASH AND CASH EQUIVALENTS, end of year                 $  1,616
                                                        =======

SUPPLEMENTAL DISCLOSURE:
     Cash paid for interest                            $ 10,930


The accompanying notes are an integral part of this financial statement.

               WEST SUBURBAN EYE ASSOCIATES, LTD.

                 NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996


1.   Business, Organization and Basis of Presentation:

     West Suburban Eye Associates, Ltd. (WSEA) is a professional service corporation that is engaged in the practice of medicine specializing in ophthalmology, with locations in Oak Park and River Forest, Illinois.

     The accompanying financial statements reflect the operations of the practice and have been prepared on the accrual basis of accounting. The supplemental caption on the statement of earnings, "Combined compensation to and net earnings of the physician owners'," reflects the total earnings available to the physician owners.

2.   Summary of Significant Accounting Policies:

Cash and Cash Equivalents

    WSEA considers all highly-liquid instruments with original maturities of three months or less, as cash and cash equivalents.

Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs, and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

Inventories

     Inventories consist primarily of miscellaneous pharmaceutical supplies, which are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

Income Taxes

     The accompanying financial statements reflect the operations of a C corporation. The corporation has historically not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the acquisition referred to in Note 10. Because of this practice, a provision for income taxes and deferred tax assets and liabilities for WSEA have not been reflected in these financial statements. The consistent presentation of the financial statements on a pretax basis also provides comparability that would not otherwise be the case when presenting a combination of various taxable and nontaxable entities.

Revenues

     Medical service revenues are accounted for in the period in which the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payors, and others. Provisions for estimated third-party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of WSEA medical service revenues is related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, WSEA participates in agreements with managed care organizations to provide services at negotiated rates.

New Accounting Pronouncement

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ( SFAS ) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Adoption of this standard is required for financial statements for fiscal years beginning after December 15, 1995. The new standard did not have an impact on WSEA's results of operations.

Concentration of Credit Risk

     WSEA extends credit to patients covered by programs such as Medicare, Medicaid, and private insurers. WSEA manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts are recorded for potential losses, when appropriate.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   Property and Equipment:

     Property and equipment consists of the following:

                                   Estimated Useful    December 31,
                                     Lives (Years)         1996
                                   ----------------    ------------
     Equipment                            5-7            $244,895
     Furniture and fixtures               5-7              27,210
                                                         --------
     Total                                                272,105

     Less- Accumulated depreciation                      (215,825)
                                                         --------
          Property and equipment, net                    $ 56,280
                                                         ========

4.   Long-Term Debt:

     Long-term debt consists of the following as of December 31, 1996:

          Note payable to a bank, bearing interest at 8.5%. $106,145
          Monthly payments of $4,068 including principal and interest, matures May, 1999. Secured by substantially all of the assets of the practice.

          Less- Current portion                              (41,526)
                                                            --------
          Long-term debt excluding current portion          $ 64,619
                                                             =======

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

          1997                                              $ 41,526
          1998                                                45,197
          1999                                                19,422
          2000                                                    -
          2001                                                    -
          Thereafter  -                                      -------
                    Total                                   $106,145
                                                             =======

5.   Litigation:

     WSEA is currently subject to a lawsuit alleging negligence. WSEA maintains insurance coverage of $1,000,000 for each individual case. WSEA believes the outcome of any litigation, after considering the insurance coverage, would not have a material impact on the practice, financial condition or results of operations.

6.   Operating Leases:

     The buildings where WSEA conducts business are leased under noncancelable operating leases. At December 31, 1996, the minimum annual lease commitment under the noncancelable operating leases is as follows:

     1997                       $  87,074
     1998                          79,027
     1999                          70,307
     2000                          33,851
     2001                              -
     Thereafter                        -
                                 --------
               Total            $ 270,259
                                 ========

     Rent expense on the buildings was $85,856 for the year ended
December 31, 1996. Rent for medical and office equipment amounted to approximately $4,476 for the year ended December 31, 1996.

7.   Related-Party Transactions:

     Certain employees of the clinic are relatives of an owner of WSEA.

8.   Employee Benefit Plan:

     WSEA has a 401(k) profit-sharing plan (the "Plan") which provides for WSEA to make contributions for all employees who meet certain eligibility requirements and discretionary contributions. WSEA pays all general and administrative expenses of the Plan. WSEA made contributions related to the Plan totaling approximately $39,563 in 1996. An officer of WSEA is the trustee of the Plan.

     WSEA does not provide postretirement or postemployment benefits to employees.

9.    Disclosures About The Fair Value Of Financial Instruments:

     SFAS No. 107, Disclosure About The Fair Value of Financial Instruments, requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt also approximates fair value.

10.  Subsequent Event:

     On December 31, 1996, WSEA completed a merger transaction with Physicians Resource Group, Inc. ("PRG"), in exchange for 94,648 shares of PRG common stock and $420,000 cash.

     The financial statements of WSEA have been prepared as supplemental information about the entity which PRG acquired. WSEA previously operated as a separate independent entity. The historical financial position, results of operations, and cash flows do not reflect any adjustments relating to the acquisition.